                                                                     EXHIBIT 3.5


                             ARTICLES OF AMENDMENT
                              TO THE RESTATED AND
                       AMENDED ARTICLES OF INCORPORATION
                       OF COEUR D'ALENE MINES CORPORATION



     Pursuant to Title 20, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.   The name of the corporation is "Coeur d'Alene Mines Corporation."

2.   The text of the amendment is as follows:

     Article II is amended by replacing paragraph (a) of Article II with the following:

          (a) The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "common stock" and "preferred stock." The total number of such shares which the corporation shall have the authority to issue shall be 510 million. The total number of shares of common stock authorized to be issued shall be 500 million shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 10 million, $1.00 par value per share.

3.   The date of adoption of the amendment(s) was: May 20, 2004.

4.   Manner of adoption:

     [ ] The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors.

     [ ] None of the corporation's shares have been issued and was, therefore, adopted by the

          [ ] incorporator    [ ] board of directors

     [x] The number of shares outstanding and entitled to vote was 213,174,080, of which 179,286,528 were represented at the Annual Meeting of shareholders.

     The number of shares cast for and against each amendment was:

     AMENDED ARTICLE          SHARES FOR          SHARES AGAINST
     ---------------          ----------          --------------
       Article II            165,261,986            13,244,482


DATED: May 21, 2004


Signed:     /s/ DENNIS E. WHEELER
            ------------------------
Name:       Dennis E. Wheeler
Capacity:   Chairman of the Board and
            Chief Executive Officer